ACCOUNTING BENEFIT
          ENDORSEMENT

--------------------------------------------------------------------------------

Enclosed on this policy as of its Date of Issue.

The Policy Information Sections (PAGE 3 -- CONTINUED) -- Table of Expense Charges and Table of Maximum Surrender Charges -- are amended as follows:

1.   TABLE OF EXPENSE CHARGES

     The following paragraph is inserted as the last paragraph under "DEDUCTIONS FROM PREMIUM PAYMENTS":

     SHOULD YOU GIVE UP THIS POLICY FOR ITS NET CASH SURRENDER VALUE, WE WILL REFUND TO YOU A PERCENTAGE OF THE CUMULATIVE DEDUCTIONS FROM PREMIUM PAYMENTS BY APPLYING THE FOLLOWING PERCENTAGES. IF YOU GIVE UP YOUR POLICY IN YEAR 1 - 100%, YEAR 2 - 67%, YEAR 3 - 33%, YEAR 4 AND LATER - 0%.

2.   TABLE OF MAXIMUM SURRENDER CHARGES

     The following paragraph is inserted as the fourth paragraph:

     SHOULD YOU GIVE UP THIS POLICY FOR ITS NET CASH SURRENDER VALUE, THE APPLICATION SURRENDER CHARGE WILL BE REDUCED BY THE APPLICATION OF THE FOLLOWING PERCENTAGES. IF YOU GIVE UP YOU POLICY IN YEAR 1 - 100%, YEAR 2 - 80%, YEAR 3 - 60%, YEAR 4 - 40%, YEAR 5 - 20%, YEAR 6 AND LATER - 0%. THESE PERCENTAGES DO NOT APPLY TO PRO-RATA SURRENDER CHARGES RESULTING FROM FACE AMOUNT REDUCTIONS.





           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

/s/ Pauline Sherman                      /s/ James M. Benson
-------------------                      -------------------
    Pauline Sherman                          James M. Benson
    Vice President & Secretary               President & Chief Executive Officer



S.94-118